Exhibit 10.6.6

Notice of Grant of	LSI CORPORATION
Restricted Stock Unit Award	ID: 94-2712976
Under the	1621 BARBER LANE
LSI Corporation 2003 Equity Incentive Plan	MILPITAS, CALIFORNIA 95035

GRANTEE NAME	Award Number:
Address	Grant Date:
Address	Number of Restricted
Stock Units:

On the grant date shown above, LSI Corporation granted you the number of restricted stock units shown above under the LSI Corporation 2003 Equity Incentive Plan. If and when it vests, each restricted stock unit entitles you to receive one share of LSI common stock. We typically will withhold some of the shares you would receive when the restricted stock units vest to satisfy applicable tax or similar withholding obligations.
Your award will vest according to the vesting schedule shown below. Vesting will occur only if [any applicable performance requirements indicated below have been met and] you have not incurred a Termination of Service prior to the vesting date.

Shares	Vesting Date

By your signature below, you agree that this award is governed by this Notice of Grant, the attached Restricted Stock Unit Agreement and the LSI Corporation 2003 Equity Incentive Plan. You acknowledge that you have received, read and understand this Notice of Grant, the attached agreement and the plan. You agree to accept as binding all decisions or interpretations of the Board of Directors of LSI or its delegate regarding any questions relating to the plan, this Notice of Grant or the attached agreement.

GRANTEE NAME
Date: